SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

Argo Sends Letter to Shareholders

May 14, 2019

HAMILTON, Bermuda – (BUSINESS WIRE)—Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance products in the property and casualty market, today sent the following letter from the independent directors of Argo’s Board of Directors to Argo’s shareholders.

Additional information regarding the Annual General Meeting, including detailed instructions on how to vote by telephone or internet, is available at https://www.argolimited.com/investors/.

Dear Shareholders,

We are pleased to note that the leading independent proxy advisory firm, Institutional Shareholder Services (ISS), has recommended that Argo shareholders vote FOR all five of Argo’s nominees and AGAINST all of Voce’s nominees. ISS concluded that Voce failed to make a case for its slate of nominees, “particularly given the company’s strong performance and a thoughtful [Board] refreshment process that has resulted in the addition of appropriate skill sets to the Board over the past two years.” 1

In making its recommendation, ISS highlighted that “the company has delivered strong TSR over the short- and long-term and has demonstrated good overall governance.” ISS also noted that Argo’s Board’s “ongoing refreshment process…incorporates active, contributing, and additive Board members.”

We urge you to vote TODAY on the WHITE proxy card FOR ALL of the Argo nominees in proposal 1 and AGAINST each of proposals 5 through 12, which are Voce’s proposals to remove and replace Argo’s highly qualified directors with Voce’s nominees.

Over the past several months, we have shared with you how our directors’ robust oversight is enhanced by your Board’s commitment to ongoing refreshment practices that ensure the Board has the right skill set to drive continuous performance improvements that we believe will deliver best-in-class shareholder returns. We have detailed the merits of our distinctive specialty insurance franchise, built by our management team, overseen by your Board of Directors and predicated on underwriting excellence, prudent investment management and thoughtful capital allocation. We have provided you with objective facts and reasoned analysis, not “flashy diatribe.”

Our strategy is delivering strong results with more success to come:

•	Strong Returns for Investors: One-, three-, and five-year total shareholder returns[2] (TSR) of 36%, 89%, and 164%, respectively

•	Improving Return on Equity: Annualized GAAP return on average equity (ROAE) of 20.1% and adjusted operating ROAE of 9.1% in 1Q 2019

[1]	Permission to quote from report was neither sought nor obtained.
[2]

Total shareholder return includes the reinvestment of dividends on the ex-date. 1-Year TSR reflects a starting date of 4/30/18 and ending date of 4/30/19; 3-Year TSR reflects a starting date of 4/30/16 and ending date of 4/30/19; 5-Year TSR reflects a starting date of 4/30/14 and ending date of 4/30/19

•

Operating Growth Momentum: 10% compound annual growth rate (CAGR) in gross premiums written since 2002 (the formation of the modern Argo Group), an increase of close to five times; strong 1Q 2019 results demonstrate continued momentum

•	Consistent Growth in Book Value Per Share: 9% CAGR (inclusive of dividends) since 2002

•	Active Capital Management: Returned more than $655 million of capital to shareholders and increased the dividend by approximately 300% since 2010

•	Excellent Underwriting Results: 94.8% combined ratio in 1Q 2019 versus peer average of 96.4%[3]; target of 93% by 2020

•	Balanced Investment Portfolio with Consistent Results: Appropriately structured to support our underwriting operations and contribute to long term growth in book value

In the first quarter of 2019, the execution of our strategy continued to deliver growth momentum:

•	100 basis points (bps) increase in adjusted operating ROAE to 9.1% compared to 1Q 2018

•	100bps decrease in the combined ratio to 94.8% compared to 1Q 2018

•	Loss ratio, excluding catastrophe losses in the prior year development, improved 60bps to 56.2%

•	7.1% increase in gross premiums to $761 million compared to 1Q 2018

Argo’s well-defined strategy is driving economic value for all shareholders. Your Board and management team have enabled excellent total shareholder return over the past five years and our positive financial outlook supports sustained value creation. There is no reason to disrupt the positive strategic direction of the Company that is serving shareholders so well.

PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TODAY

Argo urges shareholders to vote the WHITE proxy card “FOR” all of the Company’s highly qualified director nominees in connection with Argo’s Annual Meeting of Shareholders, which is scheduled to be held on May 24, 2019. Argo shareholders of record as of the close of business on March 11, 2019 will be entitled to vote at the Annual Meeting.

Sincerely,

Thomas A. Bradley	F. Sedgwick Browne	Hector De Leon

Mural R. Josephson	Anthony P. Latham	Dymphna A. Lehane

Samuel G. Liss	Kathleen A. Nealon	John R. Power, Jr.

Al-Noor Ramji	John H. Tonelli	Gary V. Woods, Chairman of the Board

[3]	Peer average includes Alleghany, American Financial, Arch, Axis, Global Indemnity, Hallmark, Hanover, James River, Markel, Protective, RLI, Selective, and W.R. Berkley.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com